                                                                   EXHIBIT 10.12

3/17/97


        AMENDED AND RESTATED TAX DISAFFILIATION AGREEMENT, dated as of      by
and between Praxair, Inc., a Delaware corporation having its principal offices at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 ("PX") and Chicago Bridge & Iron Company, a Delaware corporation having its principal offices at 1501 North Division Street, Plainfield, Illinois 60544 ("Old CBIC") and BIMV, Inc., a Delaware corporation to be renamed Chicago Bridge & Iron Company ("New CBIC").

        WHEREAS, Old CBIC was a wholly-owned subsidiary of, and a member of the affiliated group under Section 1504 of the Internal Revenue Code of 1986 as amended ("Section 1504") of CBI Industries, Inc., a Delaware corporation ("Industries"); and

        WHEREAS, on January 12, 1996 PX acquired a majority of the common stock of Industries and as a result Industries and its subsidiaries (including Old
CBIC) became members of PX's affiliated group under Section 1504; and

        WHEREAS, in December 1996 Industries was merged into PX; and

        WHEREAS, PX's wholly-owned subsidiary, Chi Bridge Holdings, a Delaware corporation ("Holdings") owns all the outstanding shares of Old CBIC, and

       Whereas, Old CBIC has declared a distribution of its Domestic Stock (as defined in the Assignment Agreement #5) to Holdings; and

        Whereas, Holdings owns all of the outstanding capital stock of New CBIC and makes an additional capital contribution of certain assets to New CBIC (as defined in the Contribution and Assumption Agreement #6); and

        WHEREAS, PX intends to cause Chi Bridge to divest all or a majority of its interest in New CBIC; and, as a consequence, New CBIC and the New CBIC subsidiaries will no longer be members of PX's affiliated group under Section 1504; and

        WHEREAS, PX and New CBIC desire to set forth their rights and obligations with respect to taxes due for periods both before and after the date on which New CBIC ceases to be a member of Praxair's affiliated group under
Section 1504.

        NOW THEREFORE, for and in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:

3/17/97


                                   Article I
                                  Definitions
                                  -----------

        For the purpose of this Agreement,


        1.01 "affiliated group" shall have the meaning set forth in Section
              ----------------
1504 of the Code.

        1.02 the "amount" of any liability for, or refund of, taxes shall be
                  -------
determined in accordance with applicable tax principles (and without regard to the amount recorded for financial statement purposes) and shall mean the amount in United States dollars or, if expressed in foreign currency, its value in United States dollars at the translation rate based on the noon spot rates of exchange quoted by Chase Manhattan Bank, New York, New York (or its successor), on the last business day which is five business days prior to the date of the settlement for such item.


        1.03 "CB&I Companies" shall have the meaning as given to such term in
              ---------------
the Separation Agreement.

        1.04 "New CBIC Retained Tax Liabilities" shall mean the liabilities of
              ---------------------------------
New CBIC set out in Section 2.02.

        1.05 "Code" shall mean the Internal Revenue Code of 1986, as amended.
             ------

        1.06 "Date of Transfer" shall mean the last day on which New CBIC is a
              ----------------
member of the affiliated group of which PX is the common parent within the meaning of Section 1504(a) of the Code, such membership ceasing because of the Transfer. The close of the Date of Transfer shall be 11:59 PM on the date of transfer.

        1.07 "Deemed Dividend" shall mean any income generated under Section 951
             -----------------
of the Code.

        1.08 "Final Determination" shall mean with respect to any issue (1) a
              -------------------
decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (2) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (3) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

        1.09 "Formula" shall have the meaning set forth in Section 3.02(b)
              -------
hereof.

        1.10 "Other Party" shall have the meaning set forth in Section 5.01
              -----------
hereof.

3/17/97


        1.11 "Period After Transfer" shall mean any taxable year or other
              ---------------------
taxable period beginning after the close of the Date of Transfer and, in the case of any taxable year or other taxable period that includes the Date of Transfer but does not end on such date, that part of the taxable year or other taxable period that begins after the close of the Date of Transfer.

        1.12 "Period Before Transfer" shall mean any taxable year or other
              ----------------------
taxable period that ends on or before the Date of Transfer and, in the case of any taxable year or other taxable period that includes the Date of Transfer, that part of the taxable year or other taxable period through the close of the Date of Transfer.

        1.13 "PX Retained Tax Liabilities" shall mean the liabilities of PX set
              ---------------------------
out in Section 2.04.

        1.14 "Responsible Party" shall have the meaning set forth in Section
              -----------------
5.01 hereof.

        1.15 "Reverse Timing Adjustment" shall mean an audit or other adjustment
              -------------------------
with respect to the CB&I Companies for a Period Before Transfer that is available to reduce the taxes of Old CBIC or a Subsidiary of Old CBIC for any Period Before Transfer (whether or not the affiliated group of which PX is the common parent is actually able to use such adjustment to reduce the affiliated group's tax for any period) and which may increase the taxes of New CBIC or a Subsidiary of New CBIC for any Period After Transfer.

        1.16 "Separation Agreement" shall mean the Separation Agreement of even
              --------------------
date herewith by and between PX and Old CBIC and other persons who become party thereto, as from time to time amended.

        1.17 "Subsidiary" shall mean a corporation, partnership, joint venture
              ----------
for other business entity if 10% or more of the outstanding equity or voting power of the entity is owned directly or indirectly by the corporation with respect to which such term is used. For purposes of this Agreement, (i) MQS Inspections, Inc., Cooperheat, Inc. and Ershigs, Inc. shall not be considered to be Subsidiaries of Old CBIC or New CBIC; instead, each of those three companies shall be deemed, with respect to the Period Before Transfer when any is a member of the affiliated group under Section 1504 of either PX or Industries, to be a wholly-owned subsidiary of Chi Bridge and (ii) except as otherwise specifically stated the Subsidiaries of PX shall not include Old CBIC or New CBIC or their Subsidiaries.

        1.18 "tax" or "taxes" whether used in the form of a noun or adjective
              ---      -----
shall mean taxes on or measured by income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever

3/17/97


the term "tax" or "taxes" is used, whether modified or not, it shall include penalties, fines, additions to tax and interest thoreon.

        1.19 "Tax Sharing Practice" means the practice of sharing the tax
              --------------------
liabilities of PX, Industries, Old CBIC, New CBIC and their respective Subsidiaries for taxes on, or measured by, income that are reported on a consolidated, combined, unitary or similar basis, as more fully described in
Section 2.01 hereof.

        1.20 "Timing Adjustment" shall mean an audit or other adjustment with
              -----------------
respect to the CB&I Companies for a Period Before Transfer that is available to reduce the taxes of New CBIC or a Subsidiary of New CBIC for any Period After Transfer (whether or not New CBIC or a Subsidiary of New CBIC is actually able to use such adjustment to reduce its tax liability currently or in the future), including without limitation a disallowance of foreign tax credits claimed for a Period Before Transfer that are eligible to be carried forward and used by New CBIC or a Subsidiary of New CBIC in a Period After Transfer.

        1.21. "Transfer" shall mean Chi Bridge's transfer of sufficient shares
               --------
of New CBIC to cause New CBIC to no longer be a member of PX's affiliated group under Section 1504.


                                  Article II
                    Liabilities for, and Refunds of, Taxes
                    --------------------------------------

        2.01 Tax Sharing Practice. Payments and Termination.
             ----------------------------------------------


             (a) PX and New CBIC acknowledge that the Tax Sharing Practice requires New CBIC in the case of consolidated, combined, unitary or similar tax returns to pay to PX the amount of taxes on, or measured by income, for which Old CBIC would be liable if it filed such a return as the common parent (or similar agent) for its affiliated (or similar) group, except that

                  (i) dividends or Deemed Dividends from Old CBIC's foreign
             Subsidiaries are not includible in income of Old CBIC or any Subsidiaries of Old CBIC;

                  (ii) New CBIC is liable for that proportion of the
             consolidated alternative minimum tax liability of the affiliated group of which PX or Industries is the common parent that the alternative minimum taxable income of Old CBIC and its Subsidiaries (determined under the terms of the Tax Sharing Practice as modified by this Article II) bears to the consolidated alternative minimum taxable income of the affiliated group of which PX or Industries is the common parent;

                  (iii) New CBIC is liable for that proportion of environmental tax liability, as defined in and pursuant to Code Section 59A, of the affiliated group of which PX is the common parent that the modified alternative

3/17/97


             minimum taxable income of Old CBIC and its Subsidiaries (determined under the terms of the Tax Sharing Practice as modified by this
             Article II) bears to the consolidated modified alternative minimum taxable income of the affiliated group of which PX or Industries is the common parent;

                  (iv) PX pays New CBIC thirty five percent (35%) of any net operating losses or capital losses of Old CBIC (determined under the terms of the Tax Sharing Practice as modified by this Article
             II) which actually reduce the amount of tax liability of the affiliated group of which PX or Industries is the common parent;

                   (v) PX pays New CBIC for any general business credits (as
             defined in Code Section 38) of Old CBIC (determined under the terms of the Tax Practice as modified by this Article II) that actually reduce the tax liability of the affiliated group of which PX or Industries is the common parent; and

                   (vi) minimum tax credit (as defined in Code Section 53) is allocated to New CBIC in the same proportion as the allocation of consolidated alternative minimum tax liability; and

                   (vii) Old CBIC's taxable income shall not include any item of income arising out of (A) any disposition or other transfer of MQS Inspections, Inc., Cooperheat, Inc. or Ershigs, Inc., (B) any disposition or other transfer in connection with the Reorganization, as defined in the Form S-1 Registration Statement of Chicago Bridge & Iron Company N.V., as amended or (C) New CBIC's ceasing to be a member of a consolidated, combined, unitary or similar tax group as a result of the Transfer; and

                   (viii) PX shall receive the tax benefit related to Industries restricted stock and stock options held by the employees of Old CBIC and its Subsidiaries.

             (b) Subject to the provisions of Article 7, PX, with cooperation of New CBIC, shall initially determine the amount owed to PX or New CBIC under the Tax Sharing Practice as modified by this Article II for the last two Periods Before Transfer within 30 (thirty) calendar days after the filing of the tax returns that include those periods, based upon the tax shown as due on PX tax returns as originally filed and taking into account any prior estimated taxes paid by either. PX and New CBIC acknowledge that PX and Old CBIC have made quarterly estimated payments pursuant to the Tax Sharing Practices through the Date of Transfer. If such payment exceed Old CBIC's liability pursuant to the Tax Sharing Practice with respect to any applicable Period Before Transfer, PX shall refund such excess to New CBIC. After returns are filed by PX or Industries with respect to any Period Before Transfer, Sections 2.02, 2.03, 2.04, 2.06 and 3.01 shall be the sections of this Agreement governing the consequences of adjustments to such returns.

             (c) Except as set forth in this Section 2.01(c), any and all prior tax sharing agreements or practices between Old CBIC or any of its Subsidiaries with PX or Industries or any of their Subsidiaries, shall be terminated with respect to New CBIC

3/17/97


and its Subsidiaries as of the Date of Transfer and, from and after the Date of Transfer, neither New CBIC or any of its Subsidiaries nor PX or any of its Subsidiaries shall have any further rights or liabilities thereunder. The Tax Sharing Practice as described in Section 2.01 (a) shall continue in effect as set forth in Sections 2.01(b), 2.02(c) and 2.04(b) of this Agreement. Nothing in this Section 2.01(c) shall be construed to terminate the Separation Agreement.

        2.02 "Liability of New CBIC" New CBIC shall be liable for, and shall
              ---------------------
indemnify, defend and hold PX (on its own behalf and as the successor of Industries) and its Subsidiaries, harmless against,

             (a) in the case of any Period Before Transfer;

                 (i) any liability for federal income taxes caused by a (A)
             computational error in reporting items of income, gain, loss, deduction or credit (such as an unintentional erroneous exclusion of an item of income or a double inclusion of the same item of deduction) of Old CBIC or its Subsidiaries for federal income tax purposes, (B) Timing Adjustments with respect to the CB&I Companies, whether operated by Old CBIC or its Subsidiaries, (C) disallowance of research and development credits for federal income tax purposes claimed by Old CBIC or its Subsidiaries (after giving effect to any deduction for research and development expenses allowed, if any, as a direct result of the disallowance of such research and development credits) to the extent such credits were actually utilized in a consolidated tax return filed by PX or Industries;

                 (ii) any liability for state or local taxes on or measured by income caused by an item described in (a)(i)(A) or (B) above if for purposes of such tax a consolidated, combined or unitary return that included Old CBIC or a Subsidiary of Old CBIC and PX (or Industries) or a subsidiary of PX (or Industries) was filed;

                 (iii) any liability with respect to separate returns for state or local taxes on or measured by income filed by PX (or Industries) or any of PX (or Industries) Subsidiaries to the extent caused by a Timing Adjustment with respect to the CB&I Companies (such as the disallowance of a deduction claimed by PX (or Industries) or any of PX (or Industries) Subsidiary that is available to New CBIC or a New CBIC Subsidiary in a Period After Transfer);

                 (iv) any sales, use, property, transfer, value added, excise and similar taxes with respect to the CB&I Companies;

                 (v) any payroll taxes with respect to employees of Old CBIC and its Subsidiaries;

                 (vi) any liability for taxes attributable to fraudulent acts of
             Old CBIC or any Old CBIC Subsidiaries, or an employee of the CB&I Companies while acting as an employee of the CB&I Companies; and

                 (vii) any liability for taxes in foreign jurisdictions incurred by any foreign Subsidiaries of Old CBIC.

3/17/97


             (b) in the case of any Periods After Transfer, any liabilities of New CBIC and its Subsidiaries for taxes; and

             (c) in the case of the last two Periods Before Transfer, the amount (if any) owed by New CBIC under the Tax Sharing Practice as modified by Section
2.01 and Section 2.01(b).

The foregoing liabilities of New CBIC as set forth in paragraphs (a) through (c) above (hereinafter referred to as "New CBIC Retained Tax Liabilities") shall apply regardless of when they arose or arise or whether the facts on which they are based occurred prior or subsequent to the Transfer and regardless of where or against whom they are asserted or determined or whether they are asserted or determined prior or subsequent to the Transfer and regardless of whether they are known or unknown, fixed or contingent, accrued or unaccrued, asserted or unasserted. Provided, however, that New CBIC shall have no liability pursuant to this Section 2.02, except to the extent arising out of adjustments determined as a result of an audit or other official examination made by a taxing authority.

        2.03 Refunds of Taxes.
             ----------------

             (a) New CBIC shall be entitled to any refunds, credits, losses, deductions or other tax items in favor of Old CBIC or a Subsidiary of Old CBIC or attributable to the CB&I Companies which are related to or associated with New CBIC Retained Tax Liabilities and are received by PX or its Subsidiaries other than refunds of taxes on, or measured by, income for periods for which Old CBIC or the Subsidiary of Old CBIC was included in a consolidated, combined or unitary return that included PX (or Industries) or a Subsidiary of PX (or Industries). The amount of any refund due New CBIC for any Period Before Transfer shall be determined through a recalculation of New CBIC Retained Tax Liabilities under the principles of Section 2.02. With respect to taxes on, or measured by, income for Periods Before Transfer for which consolidated, combined or unitary returns that included Old CBIC or a Subsidiary of Old CBIC and PX (or Industries) or a Subsidiary of PX (or Industries) were filed, New CBIC shall be entitled to any refund of taxes, without regard to actual receipt by PX, attributable to (i) a computational error in reporting items of income, gain, loss, deduction or credit (such as an unintentional erroneous double inclusion of the same item of income or an exclusion of an item of deduction) of Old CBIC or its Subsidiaries, (ii) a Reverse Timing Adjustment with respect to the CB&I Companies, whether operated by Old CBIC or its Subsidiaries, or (iii) any increase in research and development credits for federal income tax purposes of Old CBIC or its Subsidiaries (after giving effect to any deduction for research and development expenses disallowed, if any, as a direct result of the increase of the allowance of such research and development credits). New CBIC shall be entitled to any refund of taxes of New CBIC or its Subsidiaries for any Period After Transfer.

3/17/97


             (b) Except as otherwise provided in Section 2.03(a) or 3.01, PX shall have the sole and exclusive right to receive, retain and use all refunds, credits, losses, deductions or other tax items associated with or related to taxes for Periods Before Transfer regardless of when or by whom they are received, regardless of when or in favor of whom they arise or arose, regardless of whether the facts on which they are based occurred before or after the Transfer, regardless of whether they are attributable to carrybacks or otherwise, and regardless of whether they are determined prior or subsequent to the Date of Transfer.

        2.04 Liability of PX. PX shall be liable for, and shall indemnify,
             ---------------
defend and hold New CBIC and its Subsidiaries harmless against,

             (a) any liability for taxes of PX and Subsidiaries or of Old CBIC and its Subsidiaries for Periods Before Transfer other than the New CBIC Retained Tax; Liabilities;

             (b) in the case of the last two Periods Before Transfer, the amount (if any) owed by PX and its Subsidiaries other than Old CBIC and Old CBIC Subsidiaries' liability under the Tax Sharing Practice and Section 2.01(b);

             (c) any liability for taxes attributable to fraudulent acts of PX or Industries or any Subsidiary of PX or Industries, or to any employees thereof; except to the extent such acts result from or are done by any employee of the CB&I Companies or are based upon information provided by any employee of the CB&I Companies; and

             (d) in the case of any Periods After Transfer, any liabilities of PX and its Subsidiaries for taxes;

              (e) any tax liability arising out of any of the events described in Section 2.01(a)(vii); and

              (f) any transactional tax liability generated by the transfer of the interest of CMP Holdings B.V. held by New CBIC's wholly owned subsidiary CBI Na-Con, Inc.

The foregoing tax liabilities of PX as set forth in paragraphs (a) through (e) above (hereinafter referred to as "PX Retained Tax Liabilities") shall apply regardless of when they arose or arise or whether the facts on which they are based occurred subsequent to the Transfer and regardless of where or against whom they are asserted or determined or whether they are asserted or determined prior or subsequent to the Transfer and regardless of whether they are known or unknown, fixed or contingent, accrued or unaccrued, asserted or unasserted.

        2.05 Period that Includes the Date of Transfer. Whenever it is necessary
        ----------------------------------------------
for purposes of this Agreement or the Tax Sharing Practice to determine the income tax

3/17/97


liability of New CBIC or Old CBIC or a Subsidiary of New CBIC for a taxable year that begins on or before and ends after the Date of the Transfer, the determination shall be made by assuming that New CBIC or Old CBIC or their Subsidiaries had a taxable year which ended at the close of the Date of the Transfer, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis.

        2.06 Payments After Tax. Any payment required to be made by New CBIC or
             ------------------
PX under this Agreement (other than under Section 9.01 ) shall be increased so that the net amount retained by the corporation to which payment is due, after deduction of any tax due thereon (taking into account any available deduction or exclusion), shall be equal to the amount otherwise due. In determining the amount of any adjustment required under this Section 2.06, a rate equal to the then maximum federal marginal corporate income tax rate plus five (5) percentage points shall be used. All parties agree to report payments to each other hereunder as non-includible and non-deductible to the extent permitted under applicable law.

                                  Article III
                           Carrybacks and Carryovers
                           -------------------------

        3.01 Carrybacks. If New CBIC or any Subsidiary of New CBIC has an US
             ----------
Federal net operating or capital loss or unused foreign tax or other credit for a Period After Transfer, it shall not, and shall not permit any of its subsidiaries to, without the prior written consent of PX, claim, use or apply any carryback from Periods After Transfer to Periods Before Transfer if such claim, use or application would, in PX's sole judgment, affect PX's tax liabilities for any period. Notwithstanding the foregoing, if the Code or other applicable statute requires such an item first to be carried back to a Period Before Transfer (and such item cannot by the making of an election or otherwise be carried forward without first being carried back), or if PX shall give New CBIC prior written consent to claim, use or apply any carryback to a Period Before Transfer for which an election to waive the carryback is available, such item shall be so carried back and, when and to the extent that such carryback shall result in a decrease in PX's cumulative income taxes paid, PX will pay to New CBIC or the Subsidiary of New CBIC fifty percent (50%) of the amount of such decrease at the time such decrease is realized by refund or otherwise plus any interest that is received on any decrease realized by refund or that would have been received had such decrease not resulted in a reduction in a liability for income taxes. If the carryback is subsequently disallowed on audit, New CBIC shall reimburse PX in an amount equal to the amount of carryback refund and interest PX paid to New CBIC plus interest thereon at the rate under applicable statute paid by PX thereon.

        3.02 Carryovers.
             ----------

             (a) If PX and its Subsidiaries (including for these purposes Old CBIC and its Subsidiaries) or if Industries and its Subsidiaries (including for these purposes

3/17/97


Old CBIC and its Subsidiaries) have a federal consolidated net operating loss, capital loss, excess foreign tax paid or other unused credits for a Period Before Transfer, the amount of any carryover of such item that is apportioned to New CBIC or a Subsidiary of New CBIC for a Period After Transfer shall be determined in accordance with Treasury Regulations section 1.1502-79 or any similar provisions of state or local law. If New CBIC or a Subsidiary of New CBIC is permitted pursuant to this Section 3.02 to carry over any net operating losses, tax credits or similar items from a Period Before Transfer to Periods After Transfer for which PX has previously given credit to, or paid, Old CBIC or Old CBIC has previously received the benefit thereof, under the Tax Sharing Practice as modified hereby, New CBIC shall reimburse PX in the amount of such previous credit or payment (or benefit)


             (b) New CBIC and its Subsidiaries shall carryover their share of consolidated unused minimum tax credits for any Period Before Transfer determined by the proportion that the alternative minimum taxable income of Old CBIC and its Subsidiaries (determined as though Old CBIC filed a consolidated federal income tax return as the common parent of an affiliated group) bears to the consolidated alternative minimum taxable income of the affiliated group of which PX or Industries is the common parent (the "Formula").

                                  Article IV
                       Returns: Payments of Liabilities
                       --------------------------------

        4.01 Obligations to File. New CBIC shall file or cause to be filed when
             -------------------
due all returns in respect of taxes of New CBIC and its Subsidiaries falling due (taking into account all extensions), except that PX shall file or cause to be filed, for any taxable year or period that begins on or before the Date of Transfer, consolidated federal income tax returns for the affiliated group of corporations of which PX is the common parent and any combined, consolidated or unitary state or local tax return that includes Old CBIC or any of its Subsidiaries and PX or any of its Subsidiaries. Consistent with the Tax Sharing Practice (as modified hereby), New CBIC and its Subsidiaries shall agree to any election or consent reasonably requested by PX in connection with such returns and further agree not to elect to be excluded from any such return and PX shall include in any return the income, activities, operations and transactions of New CBIC and/or any Subsidiary or Subsidiaries that is eligible to be included.

        4.02 Cooperation When Filing Returns. PX and New CBIC shall cooperate
             -------------------------------
with each other in the filing of any returns and shall execute such documents, consent to such elections and make available such documents as are necessary to carry out the provisions of this Agreement.

        4.03 Payments. Payments under Sections 2.02(c) or 2.04(b) shall be due
             --------
in the case of a payment by PX not later than five (5) business days prior to the filing of the tax return to which the payment relates, and in the case of a payment by New CBIC upon twenty (20) business days' notice (but not earlier than twenty (20) business days

3/17/97


prior to the filing of the tax return to which the payment relates). Other payments under Sections 2.02 and 2.04 shall be due not later than twenty (20) business days after receipt of notice of a Final Determination that the indemnified party is liable for an indemnified cost. Payments under Sections 2.03, 3.01 and 3.02 shall be due not later than twenty (20) business days after the applicable benefit is realized by refund or otherwise.

        4.04 Notice. PX and New CBIC shall give each other prompt notice of any
             ------
payment that may be due under this Agreement. However, failure to give prompt notice of any payment that may be due under this Agreement shall not be considered justifiable reason for nonpayment or forgiveness of any obligation under this Agreement.

                                  Article V
                                  Tax Audits
                                  ----------

        5.01 Conduct. Subject to Section 5.02 hereof, New CBIC shall have
             -------
responsibility for all audits or other proceedings involving New CBIC Retained Tax Liabilities, except that PX shall be solely responsible for and solely control any audit or other proceeding involving a return which was (or which the taxing authority alleges should have been) filed on a consolidated, combined or unitary basis and included Old CBIC or a Subsidiary of Old CBIC and PX or a Subsidiary of PX, including, but not limited to, the consolidated federal income tax return to be filed by Industries for the year ended December 31, 1995 and prior years, the consolidated federal income tax return to be filed by PX for the year ending December 31, 1996 and a return of PX or Subsidiary of PX for any period which included any part of the CB&I Companies. The party responsible for the audit or other proceeding (hereafter, the "Responsible Party") shall use all reasonable efforts to resist any deficiency assertions by any taxing authority regardless of the party who is ultimately responsible for any such tax under this Agreement. The Responsible Party shall be entitled to receive, at least twenty (20) business days in advance of any payment that it makes in connection with the settlement or other disposition of such proceeding, the part of any such payment for which the other party (hereafter, the "Other Party") is liable under Article II hereof.

        5.02 Notification, etc. The Responsible Party shall give the Other Party
             -----------------
prompt notice of any proposed adjustment and any discussions that are likely to result in a proposed adjustment to a return that may result in an aggregate liability of the Other Party under Article II of this Agreement of more than $1 million for any taxable year in the case of federal income taxes, $500,000 for any taxable year in the case of state and local income or franchise taxes, and $100,000 for any taxable year in the case of sales and use taxes, payroll taxes and property taxes. Once the Other Party is entitled to notice pursuant to the preceding sentence, the Responsible Party shall involve the Other Party in the disposition of the matter by, among other things, providing the Other Party with information about the nature and amounts of the proposed adjustments (including as they are revised from time to time), permitting the Other Party to prepare submissions to the taxing authority or court which may propose such an adjustment

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and, in the sole discretion of the Responsible Party, permitting the Other Party to take up the proposed adjustment directly with such taxing authority. The Responsible Party will not agree, without the consent of the Other Party, to any proposed adjustment to a return that would result in an aggregate liability of the Other Party under Article II of more than $1 million for any taxable year in the case of federal income taxes, $250,000 for any taxable year in the case of state and local income and franchise taxes, and $100,000 for any taxable year in the case of sales and use taxes, payroll taxes and property taxes. The Other Party shall have 30 business days after receipt of notice from the Responsible Party that the tax authority has formally proposed an adjustment within which to consent or not to consent thereto, and if the Other Party, acting reasonably and in good faith, notifies the Responsible Party within such 30 day period that it does not consent to such proposed adjustment, it shall assume the conduct of any such audit, with counsel selected by it (and satisfactory to Responsible Party), at Other Party's sole expense, insofar as the audit relates to items for which the Other Party may incur a liability under Article II, and thereafter the Other Party and the Responsible Party shall jointly be responsible for the conduct of such audit and any further proceedings with respect to such items. Failure to respond to the Responsible Party within such 30 day period or thereafter to assume responsibility for the conduct of the audit or other proceeding shall entitle the Responsible Party to agree to the proposed adjustment. If the Other Party has assumed responsibility for the conduct of the audit or other proceeding, no payment shall be required under Article II until there is a Final Determination; provided, however, if the Other Party desires to conduct the
               --------  -------
proceeding or contest in a manner requiring payment of the proposed tax deficiency, the Other Party must advance the appropriate amount of funds to the Responsible Party on an interest-free basis.

        5.03 Cooperation. PX and New CBIC shall cooperate with each other in the
             -----------
conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the provisions of this Agreement. Each party agrees to notify the other party of any audit adjustments which do not result in tax liability but can be reasonably expected to affect tax returns of the other party, or any of the Subsidiaries, for a Period After Transfer.

                                  Article VI
                         Retention of Records: Access
                         ----------------------------
        In accordance with its then current record retention policy, both PX and its Subsidiaries, and New CBIC and its Subsidiaries shall (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all returns in respect of taxes of PX, Old CBIC and New CBIC or for the audit of such returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such returns. Each party shall make available, at no cost to the other, such forms and other information as are necessary to enable the other to meet

                                      -12-
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3/17/97


its obligations under Article IV on time and to file accurate and timely income tax returns that the other is required to file under Article IV.

                                  Article VII
                                   Disputes
                                   --------
        If PX and New CBIC cannot agree on any calculation of PX Retained Tax Liabilities or New CBIC Retained Tax Liabilities required under this Agreement, such calculation shall be made by any independent public accounting firm acceptable to both PX and New CBIC. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by PX and New CBIC.


                                 Article VIII
                          Termination of Liabilities
                          --------------------------
        Notwithstanding any other provision in this Agreement, any PX Retained Tax Liabilities and New CBIC Retained Tax Liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. A11 covenants under this Agreement shall survive indefinitely.

                                  Article IX
                           Miscellaneous Provisions
                           ------------------------

             9.01 Certain Expenses. Except as otherwise provided in this
                  ----------------
Agreement, each party agrees to pay its own expenses, fees, costs (including without limitation, legal, accounting and consulting expenses) incurred in connection with the execution and performance of this Agreement.

             9.02 Notices. All notices required or permitted to be given
                  -------
pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, or by telecopier or other electronic means and shall be addressed as follows:

             When PX is the intended recipient:

             Praxair, Inc.
             Director of Taxes
             39 Old Ridgebury Road
             Danbury, Connecticut O6810-5113
             Telecopy No. (203) 837-2559

             When New CBIC is the intended recipient:

             Chicago Bridge & Iron Company
             Director of Taxes
             1501 North Division Street

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             Plainfield, Illinois 60544
             Telecopy No. (815) 439-4040

A party may designate a new name or a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other party. Each notice transmitted in the manner described in this Section 9.02 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the receipt of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

        9.03 Governing Law.
             -------------
             The validity, interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of New York, without regard to its conflict of law provisions.

        9.04 Binding Effect; No Assignment; Third Party Beneficiaries.
             --------------------------------------------------------
             This Agreement shall be binding on the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and assigns. Neither PX nor New CBIC shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

        9.05 Duplicate Liability.
             -------------------
             Notwithstanding anything herein to the contrary, no party shall be liable to pay twice to the other party for the same liability incurred by the other party.

        9.06 Entire Understanding
             --------------------
             This Agreement constitutes the entire understanding of the parties hereto concerning the tax liabilities of the parties and their Subsidiaries. No modification of this Agreement or waiver of the terms, conditions and rights hereunder will be binding on either party unless signed in writing by an authorized representative of such party.
             This Agreement supercedes and replaces the Tax Disaffiliation Agreement dated January 1, 1997 by and between PX and Old CBIC. Each of PX and Old CBIC and New CBIC, by executing this Agreement (i) agree and acknowledge that the agreement being superceded and replaced shall be null and void as if it had not been executed and delivered by each of them and (ii) hereby waive all of their respective rights pursuant to the agreement being superceded and replaced and release each other from all obligations thereunder.

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

3/17/97


        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement.

                                         PRAXAIR, INC.

                                         By:
                                            -----------------------------------

                                         Name:
                                              ---------------------------------

                                         Title:
                                               --------------------------------


                                         CHICAGO BRIDGE & IRON CO.

                                         By:
                                            -----------------------------------

                                         Name:
                                              ---------------------------------

                                         Title:
                                               --------------------------------

taxdisaf.sam/wfm

                                      -15-